Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

of Mellon Financial Corporation:

We consent to the use of our reports dated February 23, 2006, with respect to the consolidated balance sheets of Mellon Financial Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference in this registration statement on Form S-3 of Mellon Financial Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

Pittsburgh, Pennsylvania

July 19, 2006